Exhibit 5


                         (Letterhead of Carey Langlois)





Amdocs Limited
Tower Hill House
The Bordage
St. Peter Port
Guernsey

                                  April 5, 2000

Dear Sirs:

RE:  REGISTRATION STATEMENT ON FORM S-8

We have acted as counsel to Amdocs Limited, a corporation organized under the laws of Guernsey, Channel Islands (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended, relating to the registration of up to 1,653,597 of its ordinary shares, (pound)0.01 par value (the "Shares"), issuable upon the exercise of stock options (the "Options") granted under the 1999 Stock Option Plan of Solect Technology Group Inc. (the "Plan").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Association and Memorandum of Association of the Company.

Based upon such examination, we are of opinion that:

1. The Company has been duly organized and is validly existing as a corporation under the laws of Guernsey, Channel Islands.

2. The Shares issuable upon exercise of the Options have been duly authorised. When issued upon exercise of the Options granted or pursuant to awards made in accordance with the terms of the Plan, each of the Shares will be validly issued, fully paid and non-assessable.

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We express no opinion on any law other than the law of Guernsey.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Yours faithfully,

                                   /s/ Carey Langlois



                                   Carey Langlois